Exhibit 12.1

TRIUMPH GROUP, INC
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)
(Unaudited)

	Historical						Pro Forma Combined
						Six Months	Fiscal Year	Six Months
						Ended	Ended	Ended
	Fiscal Year Ended March 31,					September 30,	March 31,	September 30,
	2002	2003	2004	2005	2006	2006	2006	2006

Earnings from continuing operations before income taxes and minority interest	$71,337	$58,258	$24,401	$20,405	$43,568	$34,054	$48,101	$36,615
Add amortization of capitalized interest	38	64	93	93	93	47	93	47
Add interest expense	13,210	12,501	12,119	12,747	12,501	7,527	7,968	4,967
Less interest capitalized	(377)	(264)	(291)	—	—	—	—	—
Add interest on rental expense	3,658	4,655	4,946	4,827	4,512	2,343	4,512	2,343

Earnings	$87,866	$75,214	$41,268	$38,072	$60,674	$43,971	$60,674	$43,971

Interest Expense	$13,210	$12,501	$12,119	$12,747	$12,501	$7,527	$7,968	$4,967
interest portion of rental expense	3,658	4,655	4,946	4,827	4,512	2,343	4,512	2,343

Fixed Charges	16,868	17,156	17,065	17,574	17,013	9,870	12,480	7,310

Ratio of Earnings to Fixed Charges	5.21	4.38	2.42	2.17	3.57	4.45	4.86	6.02